Exhibit (d)(3)
PERSONAL AND CONFIDENTIAL
April 25, 2007
MedImmune Inc.
One MedImmune Way
Gaithersburg, MD 20878
USA

Attention:	Mr W Bertrand General Counsel
Ladies and Gentlemen:
We refer to the Agreement and Plan of Merger Agreement between us dated 22 April 2007 (“the Agreement”).
It has been agreed that it may be appropriate to facilitate transition for AstraZeneca PLC (the Company) and its affiliates to disclose to you confidential data concerning the Company and its affiliates.
As a condition to your being furnished such information, you agree to treat any information concerning the Company and its affiliates (whether prepared by the Company, its affiliates, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the “Material”) in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term “Material” shall include, without limitation, any and all information concerning the Company and its affiliates and their business, operations, strategy or prospects that is furnished to you by or on behalf of the Company, including, without limitation, any analyses, business or strategic plans, compilations, studies, data, reports, interpretations, projections, forecasts, records, notes, copies, excerpts, memoranda, documents or other materials (in whatever form maintained, whether documentary, computerized or otherwise), materials that contain or otherwise reflect such information concerning the Company or its affiliates prepared by you or on your behalf or any conversations with representatives of the Company and its affiliates describing or relating thereto. The term “Material” shall not include information which (i) is already in your or your affiliates’ possession, provided that such information is not known by you or your affiliates to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) becomes available to you or your affilates on a non-confidential basis from a source other than the Company or its advisors or affiliates, provided that such source is not known by you or your affiliates to be bound by a confidentiality agreement with or other obligation of secrecy to the

Company or another party or (iv) is generated by you or your affiliates independently from and without reliance on the Material previously provided to you and your affiliates.
You hereby agree that the Material will be used solely for the purpose of facilitating transition, and that such information will be kept confidential by you; provided, however, that (i) any of such information may be disclosed to your, and your affiliates’, directors, officers and employees and representatives of your advisors who need to know such information for the purpose of transition (it being understood that such directors, officers, employees, advisors and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially and that you shall be responsible for any breach of the terms of this agreement by any such persons), and (ii) any disclosure of such information may be made to which the Company consents in writing.
You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that applicable United States and United Kingdom laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
In the event that you or anyone to whom you disclose the Material receives a request to disclose all or any part of the Material under applicable law, regulation or legal process from a court of competent jurisdiction or by another governmental agency, you shall, to the extent that you are legally permitted, (a) promptly notify the Company of the existence, terms and circumstances surrounding such a request, (b) consult with the Company on the advisability of taking steps to resist or narrow such request, (c) if disclosure of such Material is required, furnish only such portion of the Material as you are advised by counsel is legally required to be disclosed and (d) cooperate reasonably with the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Material that is required to be disclosed.
You agree that for a period of two years from the date of this letter, neither you nor any of your affiliates will, directly or indirectly, employ or solicit to employ, any employee of the Company or its affiliates unless the Company shall have consented in advance in writing to such actions; provided, however, that the foregoing provision will not prevent you from (i) making any general solicitation of employment not directed solely to the employees of the Company or its affiliates or from employing any such persons who respond to such general solicitation, (ii) from making any solicitation of employees of the Company or its affiliates (other than solicitations of employees of the Company or its affiliates that hold the title of Vice President or higher) which arises from circumstances or information unconnected with discussions under this letter or from employing any such persons who respond to such solicitation or (iii) from employing any such persons who contact you on their own initiative without any direct or indirect solicitation by you.

Although the Company has endeavored to include in the Material information known to it which it believes to be relevant for the purpose of the agreement, you understand that neither the Company nor any of its affiliates, representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Material. You agree that neither the Company nor its affiliates, representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Material.
In the event that the transaction contemplated by the Agreement is not completed pursuant hereto, you shall promptly redeliver to the Company all written Material and any other written material containing or reflecting any information in the Material which was prepared by the Company, its affiliates, its advisors or representatives and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Material shall be destroyed, and such destruction shall, if so requested in writing, be certified in writing to the Company by an authorized officer supervising such destruction. Notwithstanding the foregoing, you may keep one copy of the Material in the office of your general counsel solely for the purpose of preserving the record of the Material, facilitating compliance with this letter and using the same to defend against any claims or actions threatened or instituted involving the Material, which Material shall not be made available by such general counsel to any person for any other purpose.
You agree that in the event of any breach of the terms of this letter, the Company would not be made whole by monetary damages and that, accordingly, the Company shall be entitled, in addition to any other remedy available at law or in equity, to equitable relief, including injunction, and that you shall not oppose the granting of such relief.
This letter shall be governed by, and construed in accordance with, the laws of the State of New York. Except for the preceding sentence, which shall be binding in perpetuity or until the latest date permitted by law, this agreement shall, subject to the terms hereof, be binding upon the parties hereto until the third anniversary of the date hereof.
Very truly yours,
AstraZeneca PLC

By	/s/ G H R Musker

G H R Musker on behalf of AstraZeneca PLC

Confirmed and Agreed to:

MedImmune, Inc.

By:	/s/ William C. Bertrand

SVP and General Counsel

Date:	25 April 2007